Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Claros Mortgage Trust, Inc.

(Exact Name of Registrant as

Specified in its Charter)

Table 1: Newly Registered

Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Rule 457(c)	16,058,983(1)	$14.66(2)	$235,424,690.78(2)	0.00011020	$25,943.81

Total Offering Amounts					$235,424,690.78		$25,943.81

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$25,943.81

(1)

Including an indeterminate number of shares which may be issued by the registrant with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the New York Stock Exchange on January 5, 2023.